UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Conor Medsystems, Inc.

(Name of Registrant as Specified In Its Charter)

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CONOR MEDSYSTEMS, INC.

1003 Hamilton Court

Menlo Park, California 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 21, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Conor Medsystems, Inc., a Delaware corporation. The meeting will be held on Wednesday, June 21, 2006 at 10:00 a.m. local time at the offices of Conor Medsystems located at 1003 Hamilton Court, Menlo Park, California for the following purposes:

1.	To elect two directors to hold office until the 2009 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as Conor Medsystems’ independent registered public accounting firm for the fiscal year ending December 31, 2006.

3.	To conduct any other business as may be properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 25, 2006. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Frank Litvack, M.D.

Frank Litvack, M.D.
Chief Executive Officer

Menlo Park, California

April 28, 2006

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy or vote over the telephone or on the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CONOR MEDSYSTEMS, INC.

1003 Hamilton Court

Menlo Park, California 94025

PROXY STATEMENT

FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

June 21, 2006

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Conor Medsystems, Inc. is soliciting your proxy to vote on the proposals in this proxy statement at the 2006 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy over the telephone or on the Internet.

Conor Medsystems intends to mail this proxy statement and the accompanying proxy card to all stockholders of record entitled to vote at the Annual Meeting on or about May 1, 2006.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 25, 2006 will be entitled to vote at the Annual Meeting. On this record date, there were 33,828,259 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 25, 2006, your shares were registered directly in your name with Conor Medsystems’ transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure that your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 25, 2006, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors; and

•	The ratification of the selection of Ernst & Young LLP as Conor Medsystems’ independent registered public accounting firm for the fiscal year ending December 31, 2006.

How do I vote?

You may either vote “For” both of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. You may vote “For” or “Against,” or abstain from voting with respect to, the ratification of the selection of Ernst & Young LLP as Conor Medsystems’ independent registered public accounting firm for the fiscal year ending December 31, 2006. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 20, 2006 to be counted.

•	To vote on the Internet, go to http://www.proxyvoting.com/conr to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 20, 2006 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Conor Medsystems. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote over the telephone or on the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 25, 2006.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director and “For” the ratification of the selection of Ernst & Young LLP as Conor Medsystems’ independent registered public accounting firm for the year ending December 31, 2006. If any other matter is properly presented at the meeting, your proxy (i.e., one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card received to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Conor Medsystems’ Assistant Secretary at 1003 Hamilton Court, Menlo Park, California 94025.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as your nominee or agent (that is, in “street name”), you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 29, 2006. However, if Conor Medsystems’ 2007 Annual Meeting of Stockholders is not held between May 22, 2007 and July 21, 2007, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials.

If you wish to bring a proposal before the stockholders or nominate a director at the 2007 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify Conor Medsystems’ Assistant Secretary, in writing, not later than the close of business on March 23, 2007, nor earlier than the close of business on February 21, 2007. However, if Conor Medsystems’ 2007 Annual Meeting of Stockholders is not held between May 22, 2007 and July 21, 2007, then you must notify Conor Medsystems’ Assistant Secretary, in writing, not earlier than the close of business on the 120th day prior to the date of the 2007 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 90th day prior to the date of the 2007 Annual Meeting of Stockholders or (ii) the 10th day following the day we make a public announcement of the date of the 2007 Annual Meeting of Stockholders. We also advise you to review Conor Medsystems’ bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairman of the 2007 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. Conor Medsystems’ bylaws were filed as Exhibit 3.6 to its Registration Statement on Form S-1 (File No. 333-119174) filed with the SEC on September 22, 2004. In addition, if you do not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, Conor Medsystems’ management will have discretionary authority to vote all shares for which it has proxies in opposition to any such stockholder proposal or director nomination.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to the ratification of the selection of Ernst & Young LLP as Conor Medsystems’ independent registered public accounting firm for the fiscal year ending December 31, 2006, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). In the event that a broker, bank, custodian, nominee or other record holder of Conor Medsystems’ common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal.

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only “For” or “Withhold” votes will affect the outcome.

•	To be approved, Proposal No. 2, the ratification of the selection of Ernst & Young LLP as Conor Medsystems’ independent registered public accounting firm for the fiscal year ending December 31, 2006, must receive a “For” vote from the majority of the shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the meeting or by proxy. On the record date, there were 33,828,259 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or a majority of the votes represented at the meeting either in person or by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in Conor Medsystems’ quarterly report on Form 10-Q for the second quarter of 2006.

PROPOSAL 1

ELECTION OF DIRECTORS

Conor Medsystems’ Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by a majority of the remaining directors then in office, even though less than a quorum. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. This includes vacancies created by an increase in the number of directors.

Conor Medsystems’ Board of Directors presently has seven members. There are two directors in the class whose term of office expires in 2006 and who are standing for election—John F. Shanley and Steven B. Gerber, M.D. Each of Mr. Shanley and Dr. Gerber is currently a director of Conor Medsystems. Mr. Shanley was appointed to the Board in 1999 when Conor Medsystems was founded, and Dr. Gerber was elected to the Board in January 2006. Dr. Gerber was recommended for election to the Board of Directors by Frank Litvack, M.D. The Nominating and Corporate Governance Committee of the Board of Directors recommended to the Board that each of Mr. Shanley and Dr. Gerber be nominated for election at the Annual Meeting. If elected at the Annual Meeting, each of these nominees would serve until the 2009 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until the director’s earlier death, resignation or removal. Conor Medsystems does not have a formal policy regarding its directors’ attendance at annual meetings of stockholders, but Conor Medsystems is encouraging its directors and nominees for director to attend the Annual Meeting. All of Conor Medsystems’ directors attended the 2005 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Nominating and Corporate Governance Committee. Each person nominated for election has agreed to serve if elected, and Conor Medsystems has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting, including their respective ages as of March 31, 2006.

Nominees for Election for a Three-year Term Expiring at the 2009 Annual Meeting

John F. Shanley

John F. Shanley, age 56, founded Conor Technologies, Conor Medsystems’ predecessor company, in 1996, and founded Conor Medsystems in 1999. Mr. Shanley has been Conor Medsystems’ Chief Technology Officer since 2002 and a member of Conor Medsystems’ Board of Directors since 1999. From 1999 to 2002, Mr. Shanley was Conor Medsystems’ Chief Executive Officer. From 1992 to 1995, Mr. Shanley served as Vice President, Operations and Engineering for Purus, Inc., a start-up technology company. Mr. Shanley holds a B.S. in Engineering Science and a M.S. in Materials Science from the University of Notre Dame.

Steven B. Gerber, M.D.

Steven B. Gerber, age 52, has been a member of Conor Medsystems’ Board of Directors since January 2006. Since 2003, Dr. Gerber has been Director of Research at Wedbush Morgan Securities, a financial services firm. From 1990 through 2002, Dr. Gerber was the head of healthcare research and a pharmaceutical industry analyst at CIBC World Markets, an investment banking firm. Board-certified in Cardiovascular Disease and Internal Medicine, Dr. Gerber is a member of the Board of Directors of HemaCare Corporation, a medical services company, and Hypertension Diagnostics, a medical device company. He is also a member of the Board of Overseers of Tufts University School of Medicine. Dr. Gerber holds a B.A. in Psychology from Brandeis University, an M.B.A. from the University of California, Los Angeles, and an M.D. from Tufts University.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2007 Annual Meeting

David M. Clapper

David M. Clapper, age 54, has been a member of Conor Medsystems’ Board of Directors since September 2004. Since January 2005, Mr. Clapper has served as Director, President and Chief Executive Officer of SurgRx, Inc., a private medical device company. From 1999 to March 2004, Mr. Clapper served as President, Chief Executive Officer and a member of the Board of Directors of Novacept, Inc., a medical device company. From 1993 to 1999, Mr. Clapper was President, Chief Executive Officer and a director of Focal, Inc., a biotechnology company. From 1977 to 1993, Mr. Clapper was employed at various divisions of Johnson & Johnson, serving as Vice President and board member at Critikon, Inc., a division of Johnson & Johnson from 1992 to 1993, and serving in a number of positions including Vice President of Sales & Marketing and a board member of Ethicon Inc. and Ethicon Endo-Surgery, both divisions of Johnson & Johnson, from 1977 to 1992. Mr. Clapper is a member of the Board of Directors of SVB Financial Group. Mr. Clapper holds a B.S. in Marketing from Bowling Green State University.

David B. Musket

David B. Musket, age 48, has been a member of Conor Medsystems’ Board of Directors since November 1999. Since 1996, Mr. Musket has been Managing Director of ProMed Partners, L.P., a healthcare investment fund. Since 1991, Mr. Musket has also been President of Musket Research Associates, Inc., an investment banking firm focused on emerging healthcare companies. Since 1991, Mr. Musket has also been President of DBM Corporate Consulting, Ltd. From 1984 to 1989, Mr. Musket served as a pharmaceutical analyst at Goldman Sachs & Co. Mr. Musket is a member of the Harvard-M.I.T. Health Sciences and Technology Advisory Council. Mr. Musket holds a B.A. in Biology/Psychology from Boston College and spent four years in a doctoral program in Pharmacology and Neurobiology at Cornell University Medical College.

Carl Simpson

Carl Simpson, age 65, has been a member of Conor Medsystems’ Board of Directors since February 2003. In 2005, Mr. Simpson retired. From 2001 to 2005, Mr. Simpson was a partner at Versant Ventures. From 1979 to 2001, Mr. Simpson held a number of senior management positions at Guidant Corporation, a medical equipment company, including Senior Vice President of Research and Development and General Manager of Devices for Molecular Cardiology. Mr. Simpson also serves as a director for several private companies. Mr. Simpson holds a B.A. in Microbiology from San Jose State University, and a M.S. in Electrical Engineering/Computer Science and an M.B.A., both from Santa Clara University.

Directors Continuing in Office until the 2008 Annual Meeting

John H. Friedman

John H. Friedman, age 53, has been a member of Conor Medsystems’ Board of Directors since August 2003. Mr. Friedman is the Managing Partner of Easton Hunt Capital Partners, L.P., which is a private investment firm founded by Mr. Friedman in 1999. Since 1991, Mr. Friedman has also been the President of Easton Capital Corp., a private investment firm. From 1992 to 1993, Mr. Friedman co-managed Atrium Capital Corporation, a venture capital firm. From 1989 to 1991, Mr. Friedman was the founder and Managing General Partner of Security Pacific Capital Investors, a private investment firm. From 1981 to 1989, Mr. Friedman was with E.M. Warburg, Pincus & Co., Inc., a private investment firm, with his last position being Managing Director and

Partner. From 1978 to 1980, Mr. Friedman was an attorney with Sullivan & Cromwell LLP, a law firm. In the 1980’s Mr. Friedman was employed at Shearson Loeb Rhoades, an investment bank. Mr. Friedman is a member of the Board of Directors of Renovis, Inc., a biopharmaceutical company, Comverse Technology, Inc., a telecommunications equipment company, YM BioSciences, Inc., a biotechnology company, Acorda Therapeutics, Inc., a biotechnology company, as well as several private companies. Mr. Friedman also serves as Co-Chairman of the President’s Council of the Cold Spring Harbor Laboratory. Mr. Friedman holds a B.A. in History from Yale College and a J.D. degree from Yale Law School.

Frank Litvack, M.D.

Frank Litvack, M.D., age 50, has been Chairman of Conor Medsystems’ Board of Directors since 2002. In 2003, Dr. Litvack was appointed Chief Executive Officer. From 1999 to 2001, Dr. Litvack was Chairman and Chief Executive Officer of Fasturn, Inc., a software company. Since 2000, Dr. Litvack has been a Professor of Medicine at University of California, Los Angeles. From 1989 until 1997, Dr. Litvack was a founder and director of Progressive Angioplasty Systems Inc., which was acquired by United States Surgical Corporation. Since 1996, Dr. Litvack has been a member of Calmedica, LLC. Since 1985, Dr. Litvack has been an attending cardiologist at Cedars-Sinai Medical Center. Dr. Litvack co-directed the Cardiovascular Intervention Center at Cedars-Sinai Medical Center from 1986 to 2000. Dr. Litvack holds an M.D. from McGill University.

Independence of the Board of Directors

The Nasdaq Stock Market (“Nasdaq”) listing standards require that a majority of the members of a listed company’s Board of Directors qualify as “independent,” as affirmatively determined by the Board of Directors. After review of all relevant transactions or relationships between each director, or any of his family members, and Conor Medsystems, its senior management and its independent registered public accounting firm, the Board of Directors has affirmatively determined that Dr. Gerber and Messrs. Friedman, Clapper and Simpson are independent directors within the meaning of the applicable Nasdaq listing standards. As required under the Nasdaq listing standards, Conor Medsystems’ independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Conor Medsystems’ Board of Directors has designated Mr. Clapper as Lead Independent Director. Conor Medsystems’ Lead Independent Director is responsible for coordinating the activities of the independent directors; reviewing the Board of Directors’ meeting agendas and providing the Chairman of the Board with input on the agendas; preparing the agendas for executive sessions of the independent directors and chairing those sessions; facilitating communications between the Chairman of the Board and other members of the Board of Directors; coordinating follow-up to Board of Directors’ actions; and conducting exit interviews with resigning executives or others.

Information Regarding the Board of Directors and its Committees

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found in the Company section of Conor Medsystems’ website at www.conormed.com. The following table provides current membership information for each of the committees of the Board of Directors:

Name	Audit	Compensation	Nominating and Corporate Governance
John H. Friedman	X*	X	X
Steven B. Gerber	X
Carl Simpson	X	X	X*
David Clapper		X*	X
* Committee Chairperson

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Conor Medsystems.

Audit Committee

The Audit Committee of the Board of Directors oversees Conor Medsystems’ corporate accounting and financial reporting processes. For these purposes, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; oversees and monitors the integrity of Conor Medsystems’ financial statements as well as Conor Medsystems’ compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; confers with management and the independent registered public accounting firm regarding the effectiveness of internal accounting and financial controls; provides the Board with the results of its monitoring and recommendations, as well as additional information and materials as the Audit Committee deems necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Conor Medsystems regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review Conor Medsystems’ annual audited financial statements and quarterly financial statements with management and Conor Medsystems’ independent registered public accounting firm. During 2005, the Audit Committee consisted of three directors: George M. Milne, Jr., Ph.D. and Messrs. Friedman and Simpson. Dr. Milne resigned from the Board of Directors and the Audit Committee in February 2006, and Dr. Gerber was appointed to the Audit Committee in February 2006. The Audit Committee met eight times during 2005. The Audit Committee has adopted a written Audit Committee Charter that was attached as Appendix A to the definitive Proxy Statement filed with the SEC pursuant to Regulation 14A on April 29, 2005.

The Board of Directors has reviewed the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of Conor Medsystems’ Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has also determined that Mr. Friedman qualifies as an “audit committee financial expert,” as defined in applicable SEC rules and regulations, by virtue of his business background and experience as described in his biography above.

Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for Conor Medsystems. The Compensation Committee also reviews and approves corporate performance goals and objectives relevant to the compensation of Conor Medsystems’ executive officers; determines and approves the compensation and other terms of employment of Conor Medsystems’ Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other officers; reviews and makes recommendations to the Board of Directors regarding general compensation goals and guidelines for employees and the criteria by which bonuses to employees are determined; and acts as the administrator of our current benefit plans. During most of 2005, the Compensation Committee consisted of four directors: Dr. Milne and Messrs. Clapper, Friedman and Simpson. Mr. Clapper was appointed to the Compensation Committee in June 2005. Dr. Milne resigned from the Board of Directors and the Compensation Committee in February 2006. The Board of Directors has determined that all members of Conor Medsystems’ Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). During 2005, the Compensation Committee met seven times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of Conor Medsystems; recommending to the Board for selection candidates for election to the Board; reviewing Board structure, composition and practices, and making recommendations on these matters to the Board; making recommendations to the Board regarding the membership of the committees of the Board; overseeing compliance by employees with Conor Medsystems’ Code of Conduct; and developing a set of corporate governance principles for Conor Medsystems. In this regard, the Nominating and Corporate Governance Committee recommended to the Board that each of Mr. Shanley and Dr. Gerber be nominated for election at the Annual Meeting. During most of 2005, four directors comprised the Nominating and Corporate Governance Committee: Dr. Milne and Messrs. Clapper, Friedman and Simpson. Mr. Clapper was appointed to the Nominating and Corporate Governance Committee in June 2005. Dr. Milne resigned from the Board of Directors and the Nominating and Corporate Governance Committee in February 2006. The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met three times during 2005.

The Nominating and Corporate Governance Committee has not established any specific minimum qualifications that must be met for recommendation for a position on Conor Medsystems’ Board of Directors. Instead, in considering candidates for director, the Nominating and Corporate Governance Committee will consider all of the relevant qualifications of Board candidates, including such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Conor Medsystems, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, having the commitment to rigorously represent the long-term interests of Conor Medsystems’ stockholders, and whether the Board candidates will be independent for purposes of the Nasdaq listing standards, as well as the current needs of the Board and Conor Medsystems. In the case of incumbent directors whose terms of office are set to expire, the Committee will also review such directors’ overall service to Conor Medsystems during their term, and any relationships and transactions that might impair such directors’ independence. The Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Nominating and Corporate Governance Committee was formed in December 2004 in connection with Conor Medsystems’ initial public offering and to date, has not adopted a formal policy with regard to the consideration of director candidates recommended by stockholders. Although the Nominating and Corporate Governance Committee has not adopted a formal policy and related procedures for stockholders to submit recommendations, the Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders on a case-by-case basis, as appropriate. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors should deliver a written recommendation to the Nominating and Corporate Governance Committee at the following address: 1003 Hamilton Court, Menlo Park, California 94025. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. To date, the Nominating and Corporate Governance Committee has not received a recommended director nominee from a stockholder or stockholders holding more than 5% of Conor Medsystems’ voting stock.

Meetings of the Board of Directors and Committees of the Board of Directors

The Board of Directors met eight times during 2005. Each director attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Stockholder Communications with the Board of Directors

Conor Medsystems has not adopted a formal process for stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. However, the Nominating and Corporate Governance Committee will consider, from time to time, whether adoption of a formal process for stockholder communications with the Board of Directors has become necessary or appropriate.

Code of Conduct

Conor Medsystems has adopted the Conor Medsystems, Inc. Code of Conduct that applies to all of its officers, directors and employees. The Code of Conduct is available in the Company section of Conor Medsystems’ website at www.conormed.com. Conor Medsystems intends to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Conduct by posting such information on its website at the address and the location specified above.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

During 2005, the Audit Committee of the Board of Directors consisted of Dr. Milne and Messrs. Friedman and Simpson. The Audit Committee is currently comprised of Dr. Gerber and Messrs. Friedman and Simpson. The Audit Committee is governed by a written Audit Committee Charter adopted by the Board of Directors.

The Audit Committee oversees Conor Medsystems’ corporate accounting and financial reporting processes on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in Conor Medsystems’ Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee is responsible for reviewing, approving and managing the engagement of Conor Medsystems’ independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid therefor, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board of Directors and the Audit Committee. The Audit Committee reviewed with Conor Medsystems’ independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of Conor Medsystems’ audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Conor Medsystems’ accounting principles and such other matters as are required to be discussed with the Audit Committee by SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended. In addition, the Audit Committee has discussed with Conor Medsystems’ independent registered public accounting firm its independence from management and Conor Medsystems, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services with the independence of Conor Medsystems’ independent registered public accounting firm.

The Audit Committee discussed with Conor Medsystems’ independent registered public accounting firm the overall scope and plans for its annual integrated audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluation of Conor Medsystems’ internal control over financial reporting, and the overall quality of Conor Medsystems’ financial reporting. The Audit Committee held eight meetings during the fiscal year ended December 31, 2005.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Conor Medsystems’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC. The Audit Committee has also retained, subject to stockholder ratification described in Proposal 2, Ernst & Young LLP as Conor Medsystems’ independent registered public accounting firm for the fiscal year ending December 31, 2006.

AUDIT COMMITTEE

John H. Friedman, Chairman

Steven B. Gerber

Carl Simpson

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Conor Medsystems under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as Conor Medsystems’ independent registered public accounting firm for the fiscal year ending December 31, 2006, and the Board has directed that management submit the selection of Ernst & Young LLP as Conor Medsystems’ independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has served as Conor Medsystems’ independent registered public accounting firm since 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Conor Medsystems’ Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Conor Medsystems’ independent registered public accounting firm. However, the Board, on behalf of the Audit Committee, is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Conor Medsystems and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

Independent Registered Public Accounting Firm Fees and Services

The following table represents aggregate fees billed to Conor Medsystems for the fiscal years ended December 31, 2005 and 2004, by Ernst & Young LLP, Conor Medsystems’ independent registered public accounting firm:

	Fiscal Year Ended December 31,
	2005	2004
Audit Fees	$747,000	$879,000
Audit-Related Fees	—	—
Tax Fees	35,000	20,000
All Other Fees	—	—

Total Fees	$782,000	$899,000

Audit Fees. Consists of fees billed for professional services rendered for the audit of Conor Medsystems’ consolidated financial statements, review of interim financial statements, assistance with registration statements filed with the SEC, the audit of management’s assessment and of the effectiveness of internal control over financial reporting, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Conor Medsystems’ consolidated financial statements and are not reported under “Audit Fees.” During the fiscal years ended December 31, 2005 and 2004, Ernst & Young LLP did not provide any audit-related services to Conor Medsystems.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. During the fiscal years ended December 31, 2005 and 2004, these services included the preparation of federal and state income tax returns.

All Other Fees. Consists of fees for products and services other than the services described above. During the fiscal years ended December 31, 2005 and 2004, no fees were billed by Ernst & Young LLP other than as set forth under “Audit Fees” and “Tax Fees” above.

Because Conor Medsystems’ initial public offering commenced on December 14, 2004, Conor Medsystems’ Audit Committee was not required to, and did not pre-approve, all of the fees described above in 2004. After the commencement of Conor Medsystems’ initial public offering, Conor Medsystems’ Audit Committee began pre-approving all audit and permissible non-audit services by Ernst & Young LLP and has pre-approved all new services since that time.

Pre-Approval Policies and Procedures

Our Audit Committee pre-approves all audit and permissible non-audit services provided by Ernst & Young LLP, Conor Medsystems’ independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis. In addition, the Chairman of the Audit Committee is authorized to pre-approve certain permissible services, provided the Audit Committee is advised at its next scheduled meeting of any services pre-approved by the Chairman.

Our Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the registered public accounting firm’s independence.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Conor Medsystems’ common stock as of March 31, 2006 by: (i) each director and each nominee for director; (ii) Conor Medsystems’ Chief Executive Officer and the four other most highly paid executive officers named in the Summary Compensation Table (the “Named Executive Officers”) presented later in this proxy statement; (iii) all executive officers and directors of Conor Medsystems as a group; and (iv) all those known by Conor Medsystems to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner(2)	Number of Shares	Percent of Total
Entities Affiliated with Maverick Capital, Ltd.(3) 300 Crescent Court, 18th Floor Dallas, TX 75201	2,295,998	6.79%
John H. Friedman(4)	1,374,262	4.06%
Frank Litvack, M.D.(5)	2,032,774	5.70%
John F. Shanley(6)	1,908,500	5.54%
David B. Musket(7)	858,670	2.54%
Azin Parhizgar, Ph.D.(8)	629,903	1.83%
Michael Boennighausen(9)	500,308	1.47%
Stephen H. Diaz(10)	349,397	1.03%
Carl Simpson(11)	101,150	*
David M. Clapper(12)	34,650	*
Steven B. Gerber(13)	8,000	*
All executive officers and directors as a group (9 persons)(14)	7,448,217	20.05%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Conor Medsystems believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 33,818,153 shares outstanding on March 31, 2006, adjusted as required by rules promulgated by the SEC. Includes shares of common stock subject to repurchase by Conor Medsystems within 60 days of March 31, 2006, and shares issuable pursuant to options exercisable within 60 days of March 31, 2006.
(2)	Unless otherwise provided, the address for each of the beneficial owners listed is c/o Conor Medsystems, Inc., 1003 Hamilton Court, Menlo Park, California 94025.
(3)	Consists of 566,637 shares held by Maverick Fund II, Ltd., 533,696 shares held by Maverick Fund USA, Ltd., and 1,195,665 shares held by Maverick Fund, L.D.C. Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, has beneficial ownership of the shares held by Maverick Fund USA, Ltd., Maverick Fund II, Ltd. and Maverick Fund, L.D.C. through the investment discretion it exercises over these accounts. Maverick Capital Management, LLC is the general partner of Maverick Capital, Ltd. Lee S. Ainslie III is a manager of Maverick Capital Management, LLC and possesses sole investment discretion pursuant to Maverick Capital Management, LLC’s regulations.
(4)	Includes 1,339,612 shares held by Easton Hunt Capital Partners, L.P., 3,150 shares issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006, and 18,375 shares that are subject to repurchase by Conor Medsystems within 60 days of March 31, 2006. Investment decisions of Easton Hunt Capital Partners, L.P. are made by EHC GP, LP through its general partner, EHC, Inc. Mr. Friedman is the President and CEO of EHC, Inc. Mr. Friedman shares voting and investing power over the shares owned by Easton Hunt Capital Partners. Mr. Friedman disclaims beneficial ownership of the shares held by Easton Hunt Capital Partners, except to the extent of his pecuniary interest therein.
(5)	Consists of 123,200 shares held by Calmedica, LLC, 71,450 shares held by The F&S Litvack/Curtis Family Trust dated October 4, 1990, and 1,838,124 shares issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006. Dr. Litvack is a member of Calmedica, LLC.

(6)	Includes 1,130,200 shares held by John F. Shanley, III and Nancy A. Shanley, as Trustee of the Shanley Family Trust dated September 10, 2004, 54,600 shares held by the John F. Shanley IV Trust dated September 4, 2003 on behalf of Mr. Shanley’s son, 54,600 shares held by the Conor E. Shanley Trust dated September 4, 2003 on behalf of Mr. Shanley’s son, 54,600 shares held by the Ryan J. Shanley Trust dated September 4, 2003 on behalf of Mr. Shanley’s son, and 612,500 shares issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006.
(7)	Includes 95,728 shares held by ProMed Partners, L.P., 1,300 shares held by ProMed Partners II, L.P., 9,271 shares held by ProMed Offshore Fund, Ltd., 40,000 shares held by ProMed Offshore Fund II, Ltd., 52,500 shares held by Lehman Brothers, Custodian FBO David B. Musket, SEP IRA, 3,150 shares issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006, and 18,375 shares that are subject to repurchase by Conor Medsystems within 60 days of March 31, 2006. Mr. Musket is a Managing Director of ProMed Partners, L.P.
(8)	Includes 627,620 shares issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006.
(9)	Includes 140,000 shares issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006, and 145,034 shares that are subject to repurchase by Conor Medsystems within 60 days of March 31, 2006.
(10)	Includes 269,000 shares issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006, and 29,137 shares that are subject to repurchase by Conor Medsystems within 60 days of March 31, 2006. Mr. Diaz ceased to serve in the capacity of an executive officer of Conor Medsystems effective as of June 2005, but continues to serve as Conor Medsystems’ Vice President of Engineering and Pilot Production.
(11)	Consists of shares issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006.
(12)	Includes 3,150 shares issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006, and 19,031 shares that are subject to repurchase by Conor Medsystems within 60 days of March 31, 2006.
(13)	Consists of shares held by the Gerber Family Trust Steven B. Gerber and Barbara Gerber Trustees 12/13/96.
(14)	Consists of the shares described in notes (4) through (9) and (11) through (13) above. Such number does not include shares held by Mr. Diaz, nor does such number include any shares issuable upon the exercise of options which Mr. Diaz has the right to acquire within 60 days of March 31, 2006 since Mr. Diaz was not an executive officer of Conor Medsystems at March 31, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Conor Medsystems’ directors and executive officers, and persons who own more than 10% of a registered class of Conor Medsystems’ equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Conor Medsystems. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish Conor Medsystems with copies of all Section 16(a) forms they file.

To Conor Medsystems’ knowledge, based solely on a review of the copies of such reports furnished to Conor Medsystems and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except as follows:

•	a Form 4 covering one sale was filed late by John F. Shanley;

•	a Form 4 covering one option grant was filed late by David Musket;

•	a Form 4 covering the net exercise of two warrants was filed late by Highland Management Partners VI LP; and

•	a Form 4 covering the net exercise of one warrant was filed late by and Highland Capital Partners VI LP.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Conor Medsystems’ equity compensation plans in effect as of December 31, 2005:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(1)
Equity compensation plans approved by security holders	6,076,641	$1.27	1,465,428	(2)
Total	6,076,641	$1.27	1,465,428	(2)

(1)	In November 2004, Conor Medsystems adopted the Conor Medsystems, Inc. 2004 Equity Incentive Plan (the “2004 Plan”), the Conor Medsystems, Inc. 2004 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) and the Conor Medsystems, Inc. 2004 Employee Stock Purchase Plan (the “Purchase Plan” and together with the 2004 Plan and the Directors’ Plan, the “Plans”), each of which Plans were approved by our stockholders and became effective in December 2004. An aggregate of 8,823,612 shares of common stock were initially reserved for issuance under the 2004 Plan, which number of shares automatically increases on January 1st of each year, from 2006 until 2014, by 5% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year (which number may not exceed 2,940,000 shares), or such lesser amount as may be designated by Conor Medsystems’ Board of Directors. An aggregate of 210,000 shares of common stock were initially reserved for issuance under the Directors’ Plan, which number of shares automatically increases on January 1st of each year, from 2006 until 2014, by the number of shares of common stock subject to options granted during the preceding calendar year, or such lesser amount as may be designated by Conor Medsystems’ Board of Directors. An aggregate of 472,500 shares of common stock were initially reserved for issuance under the Purchase Plan, which number of shares automatically increases on January 1st of each year, from 2006 until 2014, by 1% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year (which number may not exceed 840,000 shares), or such lesser amount as may be designated by Conor Medsystems’ Board of Directors. As of January 1, 2006, the aggregate number of shares reserved for issuance under the 2004 Plan, the Directors’ Plan and the Purchase Plan increased by 1,684,513, 63,000 and 336,902 shares, respectively, pursuant to these automatic share increase provisions.
(2)	Of these shares, 443,694 shares remained available for the grant of future rights under the Purchase Plan as of December 31, 2005.

All of Conor Medsystems’ equity compensation plans and arrangements were approved by Conor Medsystems’ stockholders.

EXECUTIVE COMPENSATION

Compensation of Directors

Cash Compensation Arrangements. During 2005, each non-employee director of Conor Medsystems received an annual retainer of $20,000 (plus $7,500 for serving as the Audit Committee Chairman and $5,000 for serving as either the Compensation Committee Chairman or the Nominating and Corporate Governance Committee Chairman) and a per meeting fee of $1,500 (plus $500 for each committee meeting attended by committee members). For fiscal 2005, the total cash compensation paid to non-employee directors of Conor Medsystems was $245,500. The non-employee members of the Board are also reimbursed for travel, lodging and other reasonable expenses incurred in attending Board of Directors or committee meetings.

Equity Compensation Arrangements. Each non-employee director of Conor Medsystems is also eligible to receive stock option grants under the Conor Medsystems, Inc. 2004 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Only non-employee directors of Conor Medsystems are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by Conor Medsystems not to qualify as incentive stock options under the Internal Revenue Code. Option grants under the Directors’ Plan are non-discretionary. Under the Directors’ Plan, each of Conor Medsystems’ non-employee directors is automatically entitled to receive an initial option grant to purchase 33,600 shares of common stock upon his or her election or appointment to the Board of Directors. The initial option grant vests as follows: 1/3rd of the shares subject to the grant will vest one year after the date of grant and 1/12th of the shares will vest quarterly thereafter over two years. Any person who is a non-employee director of Conor Medsystems on the date of an annual meeting of Conor Medsystems’ stockholders will automatically be granted an option to purchase 12,600 shares of common stock on such date, subject to reduction for each quarter during which such person did not serve as a non-employee director. The annual grant vests as follows: 1/12th of the shares will vest quarterly over three years. No other options may be granted at any time under the Directors’ Plan. The exercise price of options granted under the Directors’ Plan is 100% of the fair market value of the common stock subject to the option on the date of the option grant. The term of options granted under the Directors’ Plan is 10 years. In the event of certain significant corporate transactions, all outstanding options under the Directors’ Plan may be either assumed, continued or substituted for by any surviving or acquiring entity. If the surviving or acquiring entity elects not to assume, continue or substitute for such options, then the vesting and exercisability of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of the corporate transaction. In the event of specified change in control transactions, outstanding options under the Directors’ Plan held by (a) non-employee directors whose service has not terminated prior to such a change in control, and (b) non-employee directors whose service terminated as a condition for the closing of such a change in control, will accelerate in full. During 2005, Conor Medsystems granted options under the Directors’ Plan to its non-employee directors covering an aggregate of 63,000 shares in the individual amounts of 12,600 shares to each of Dr. Milne and Messrs. Clapper, Friedman, Musket and Simpson at an exercise price of $14.37 per share, and in January 2006, Conor Medsystems granted an option to purchase 33,600 shares to Dr. Gerber at an exercise price of $22.82 per share.

Compensation of Executive Officers

Summary of Cash and Certain Other Compensation

The following table shows compensation awarded or paid to, or earned by, the Named Executive Officers for services rendered in all capacities to Conor Medsystems and its subsidiaries for each of the fiscal years ended December 31, 2005, 2004 and 2003:

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options (#)	All Other Compensation ($)(1)
Frank Litvack, M.D. Chief Executive Officer and Chairman of the Board	2005 2004 2003	124,076 48,000 28,264	190,000 150,000 —	12,441 23,671 18,059	(2) (2) (2)	275,000 1,191,120 368,760	— 77 76

Azin Parhizgar, Ph.D. Vice President, Chief Operating Officer	2005 2004 2003	241,667 72,802 —	110,000 25,000 —	36,000 12,000 —	(3) (3)	60,000 487,620 —	240 — —

Michael Boennighausen Vice President, Finance and Administration and Chief Financial Officer	2005 2004 2003	217,500 196,667 174,167	100,000 100,000 —	— — —		60,000 199,500 79,800	240 630 630

John F. Shanley Chief Technology Officer	2005 2004 2003	216,667 210,004 210,000	100,000 100,000 —	— 111,074 —	(4)	60,000 315,000 157,500	1,032 630 630

Stephen H. Diaz Vice President, Engineering and Pilot Production(5)	2005 2004 2003	177,500 170,000 130,417	60,000 35,000 —	— — —		30,000 189,000 77,700	1,505 605 605

(1)	Represents life insurance premiums paid by Conor Medsystems.
(2)	Represents the reimbursement of commuting expenses, including airfare, car rental and overnight lodging.
(3)	Represents the reimbursement of rent for an apartment in San Francisco, California.
(4)	Represents loan principal and interest forgiven by Conor Medsystems.
(5)	Mr. Diaz ceased to serve in the capacity of an executive officer of Conor Medsystems effective as of June 2005, but continues to serve as Conor Medsystems’ Vice President of Engineering and Pilot Production.

Stock Option Grants and Exercises

The following tables show for the fiscal year ended December 31, 2005 certain information regarding options granted to, exercised by and held at year end by, the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)		Percentage of Total Options Granted to Employees in Fiscal Year(1)	Exercise or Base Price ($/SH)(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
						5%($)	10%($)
Frank Litvack, M.D.	275,000	(4)	16.0%	21.41	09/27/2015	3,702,774	9,383,557
Azin Parhizgar, Ph.D.	60,000	(5)	3.5%	15.88	05/09/2015	599,211	1,518,518
Michael Boennighausen	60,000	(5)	3.5%	15.88	05/09/2015	599,211	1,518,518
John F. Shanley	60,000	(5)	3.5%	15.88	05/09/2015	599,211	1,518,518
Stephen H. Diaz(6)	30,000	(5)	1.7%	15.88	05/09/2015	299,605	759,259

(1)	Based on 1,719,450 shares subject to options granted to employees in 2005.
(2)	The exercise price is equal to 100% of the fair market value of the common stock on the date of the grant.
(3)	The potential realizable value is calculated based on the ten-year term of the option at the time of grant, compounded annually. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent a prediction of Conor Medsystems’ stock price performance. Actual gains, if any, on option exercises are dependent on the future performance of Conor Medsystems’ common stock and overall market conditions.
(4)	Shares subject to the option vest in 48 equal monthly installments contingent upon Dr. Litvack’s continued employment as Chief Executive Officer on each of such monthly vesting dates. The vesting of the option is subject to acceleration as described under the caption “Employment Contracts, Termination of Employment and Change of Control Arrangements” below.
(5)	Shares subject to the options are exercisable immediately, subject to Conor Medsystems’ right of repurchase, which lapses over the vesting term. Shares subject to the option vest in 48 equal monthly installments beginning on June 30, 2005, contingent upon the optionee’s continuing service on each of such monthly vesting dates. The vesting of the options is subject to acceleration as described under the caption “Employment Contracts, Termination of Employment and Change of Control Arrangements” below.
(6)	Mr. Diaz ceased to serve in the capacity of an executive officer of Conor Medsystems effective as of June 2005, but continues to serve as Conor Medsystems’ Vice President of Engineering and Pilot Production.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2005 (#)		Value of Unexercised In-the-Money Options at December 31, 2005 ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Frank Litvack, M.D	—	—	1,815,208	257,812	33,686,633	—
Azin Parhizgar, Ph.D.	—	—	547,620	—	9,076,017	—
Michael Boennighausen	—	—	60,000	—	208,200	—
John F. Shanley	—	—	532,500	—	8,930,550	—
Stephen H. Diaz(2)	—	—	219,000	—	3,536,340	—

(1)	Amounts presented under the caption “Value of Unexercised In-the Money Options at December 31, 2005” are based on the fair market value of the underlying shares on the last day of the fiscal year ($19.35 based on the closing sales price of Conor Medsystems’ common stock as reported on the Nasdaq National Market on December 30, 2005), less the exercise price of the options, multiplied by the number of shares subject to the stock options, without taking into account any taxes that might be payable in connection with the transaction. These values have not been, and may never be, realized.
(2)	Mr. Diaz ceased to serve in the capacity of an executive officer of Conor Medsystems effective as of June 2005, but continues to serve as Conor Medsystems’ Vice President of Engineering and Pilot Production.

Employment Contracts, Termination of Employment and Change of Control Arrangements

Frank Litvack, M.D.

Conor Medsystems entered into a letter agreement, dated September 27, 2005, with Frank Litvack, M.D., Conor Medsystems’ Chief Executive Officer. The letter agreement sets forth Dr. Litvack’s base salary of $350,000 and provides for his eligibility to participate in Conor Medsystems’ 2005 Bonus Plan. The letter agreement also provides that Dr. Litvack will be considered for future annual target bonuses as determined by the Compensation Committee. Pursuant to the letter agreement, Dr. Litvack was granted an option to purchase 275,000 shares of Conor Medsystems’ common stock at an exercise price of $21.41 per share. The shares subject to this option vest in 48 equal monthly installments contingent upon Dr. Litvack’s continued employment as Chief Executive Officer on such dates.

On September 27, 2005, Conor Medsystems also entered into a Chief Executive Change of Control and Severance Agreement (“CEO Severance Agreement”) with Dr. Litvack. Pursuant to the terms of the CEO Severance Agreement, if one month prior to or within thirteen months after the effective date of a change of control of Conor Medsystems, Dr. Litvack is terminated without cause or he is constructively terminated, Dr. Litvack is entitled to, subject to certain conditions, (1) receive a severance payment equal to one times the sum of Dr. Litvack’s base salary and annual target bonus in effect immediately prior to the effective date of a change of control, (2) continuation of benefits for twelve months and (3) full acceleration of option vesting. In addition, pursuant to the terms of the CEO Severance Agreement, in the event Dr. Litvack is terminated without cause or Dr. Litvack resigns as the Chief Executive Officer due solely to the hiring, or anticipated hiring, of a specifically identified and viable Chief Executive Officer candidate, Dr. Litvack is entitled to, subject to certain conditions, (1) receive salary continuation for twelve months at the base salary rate in effect as of Dr. Litvack’s employment termination date and (2) acceleration of the vesting of the shares subject to Dr. Litvack’s stock option grants equal to the number of shares that would have vested if Dr. Litvack’s employment as Chief Executive Officer had continued for an additional twelve months after the employment termination date.

Azin Parhizgar, Ph.D.

Conor Medsystems entered into a letter agreement, dated August 31, 2004, with Azin Parhizgar, Ph.D., Conor Medsystems’ Vice President and Chief Operating Officer. The letter agreement sets forth Dr. Parhizgar’s initial base salary of $235,000. In addition, Conor Medsystems agreed to reimburse Dr. Parhizgar for the cost to rent an apartment in San Francisco, California, including associated housing-related expenses, up to a maximum of $3,000 per month. In the event of the termination of Dr. Parhizgar’s employment, Conor Medsystems agreed to reimburse Dr. Parhizgar for any rental or lease termination fee, up to a maximum reimbursement amount equivalent to one year of rental payments. Pursuant to this letter agreement, Dr. Parhizgar was granted an option to purchase 372,960 shares of Conor Medsystems’ common stock at an exercise price of $1.19 per share. The shares subject to this option vest in 48 equal monthly installments contingent upon Dr. Parhizgar’s continued employment on such dates. Dr. Parhizgar was granted a second option pursuant to this letter agreement to purchase 93,240 shares of Conor Medsystems’ common stock at an exercise price of $1.19 per share. The shares subject to this option vest in full on September 9, 2009 (contingent upon Dr. Parhizgar’s continued employment on such date), subject to accelerated vesting upon the satisfaction of certain performance milestones.

On January 19, 2005, Conor Medsystems entered into an agreement with Dr. Parhizgar amending the terms of her original letter agreement to set forth certain severance benefits offered to Dr. Parhizgar in connection with her continued employment with Conor Medsystems. Pursuant to this agreement, in the event that Dr. Parhizgar is terminated without cause, Dr. Parhizgar will, subject to certain conditions, be entitled to receive certain severance benefits, including the following:

•	Conor Medsystems will retain Dr. Parhizgar as a consultant for a period of twelve months following her termination (the “Consulting Period”), during which time she will be entitled to a monthly cash payment equal to 50% of her monthly base salary in effect as of her last day of employment with Conor Medsystems.

•	The outstanding stock options held by Dr. Parhizgar as of the date of her termination will continue to vest during the Consulting Period.

The severance benefits set forth in this agreement are in addition to any benefits that Dr. Parhizgar may be eligible to receive under the terms of the Executive Severance Agreement entered into between Conor Medsystems and Dr. Parhizgar described under the caption “Executive Severance Agreements” below.

John F. Shanley

Conor Medsystems entered into a letter agreement, dated May 15, 2002, with John F. Shanley, Conor Medsystems’ Chief Technology Officer. The letter agreement sets forth Mr. Shanley’s initial base salary of $210,000. In addition, Conor Medsystems agreed to provide Mr. Shanley with a loan of $100,000, which was secured by 168,000 shares of Conor Medsystems’ common stock held by Mr. Shanley. This loan bore interest at an annual rate of 4.74%. On September 15, 2004, Conor Medsystems forgave all outstanding principal and accrued interest under the loan. In the event Conor Medsystems terminates Mr. Shanley’s employment without cause or he is constructively terminated, he will receive twelve months of salary as severance and his stock options will vest in an additional number of shares of Conor Medsystems’ common stock equal to the number of shares that would have vested had his service continued for an additional twelve months, with a corresponding reduction in the number of shares as to which Conor Medsystems has a right of repurchase. In addition, Mr. Shanley’s letter agreement provides that if Conor Medsystems experiences a change of control and Conor Medsystems subsequently terminates Mr. Shanley’s employment or he is constructively terminated following a change of control, he will receive twelve months of salary as severance, all stock options granted to Mr. Shanley by Conor Medsystems will immediately vest and become exercisable and Conor Medsystems’ right of repurchase with respect to any shares of Conor Medsystems’ common stock held by Mr. Shanley will immediately lapse.

Michael Boennighausen

Conor Medsystems entered into a letter agreement, dated July 16, 2002, with Michael Boennighausen, Conor Medsystems’ Chief Financial Officer. The letter agreement sets forth Mr. Boennighausen’s initial base salary of $170,000. Mr. Boennighausen was also granted the right to purchase 77,700 shares of Conor Medsystems’ common stock at an exercise price of $0.29 per share. 1/8th of the shares subject to the option vested upon completion of six months of service, with the balance of the shares vesting in successive equal monthly installments upon completion of each of the next 42 months of continuous service. In the event Conor Medsystems terminates Mr. Boennighausen’s employment without cause, he will receive six months of salary as severance.

Stephen H. Diaz

Conor Medsystems entered into a letter agreement, dated January 5, 2000, with Stephen H. Diaz, Conor Medsystems’ Vice President, Engineering and Pilot Production. The letter agreement sets forth Mr. Diaz’s initial base salary of $80,000. Pursuant to this letter agreement, Mr. Diaz was also granted two options each to purchase 21,000 shares of Conor Medsystems’ common stock at an exercise price of $0.24 per share. The first option vested in twelve equal monthly installments and was exercisable for services previously rendered. The second option vested in 48 equal monthly installments.

Executive Severance Agreements

Conor Medsystems entered into Executive Change of Control Severance Agreements, each dated September 27, 2005 (“Executive Severance Agreement”), with each of Messrs. Boennighausen and Diaz and Dr. Parhizgar. Neither Dr. Litvack nor Mr. Shanley entered into this agreement with Conor Medsystems. Pursuant to the terms of the Executive Severance Agreement, if one month prior to or within thirteen months after the effective date of a change of control of Conor Medsystems, the executive officer is terminated without cause or the executive officer is constructively terminated, the executive officer is entitled to, subject to certain conditions, (1) receive a severance payment equal to one times the sum of the executive officer’s base salary and annual target bonus in effect immediately prior to the effective date of a change of control; (2) continuation of benefits for twelve months; and (3) full acceleration of option vesting. With respect to the severance benefits each executive officer is entitled to receive upon a change of control of Conor Medsystems, the Executive Severance Agreement is intended to supersede any prior agreement between the executive officer and Conor Medsystems providing for or relating to severance benefits in connection with a change of control, including any executive officer agreement that the executive officers previously entered into with Conor Medsystems.

Compensation Committee Interlocks and Insider Participation

During 2005, Conor Medsystems’ Compensation Committee was comprised of Dr. Milne and Messrs. Clapper, Friedman and Simpson. Mr. Clapper was appointed to the Compensation Committee in June 2005 and Dr. Milne resigned from the Board of Directors and the Compensation Committee in February 2006. No member of the Compensation Committee is or was formerly an officer or employee of Conor Medsystems. None of Conor Medsystems’ executive officers currently serves, or has served during 2005, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers who serve on Conor Medsystems’ Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION(1)

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for Conor Medsystems. In this regard, the role of the Committee is to oversee Conor Medsystems’ compensation policies, plans and programs, to administer its stock option plans, to determine and approve the compensation of Conor Medsystems’ Chief Executive Officer, and to review and approve the compensation for Conor Medsystems’ other executive officers. The Committee’s Charter, adopted by the Board of Directors, reflects these various responsibilities. The Committee’s membership is determined by the Board of Directors, and, since September 2004, has been composed of entirely independent directors (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). None of the current members of the Committee has ever been an officer or employee of Conor Medsystems.

Compensation Philosophy

The goals of Conor Medsystems’ compensation program are to align compensation with business objectives and performance that are expected to lead to the creation of value for its stockholders and to enable Conor Medsystems to attract, retain and motivate executive officers and other key employees who contribute to its long-term success. The program is designed to accomplish this by providing appropriate levels of risk and reward, assessed on a relative basis at all levels within Conor Medsystems and in proportion to individual contributions and performance. Key elements of this philosophy are:

•	Conor Medsystems pays competitively with other public healthcare companies with which it competes for talent. To ensure that Conor Medsystems’ pay is competitive, the Committee compares Conor Medsystems’ pay practices with these companies and sets its pay parameters based partly on this review. The Committee believes compensation for Conor Medsystems’ executive officers is within the mid-range of compensation paid to executives with comparable qualifications, experience and responsibilities who are employed by public healthcare companies of a market capitalization, size and complexity similar to Conor Medsystems. The Committee also strives to achieve equitable relationships both among the compensation of individual officers and between the compensation of officers and other employees throughout Conor Medsystems.

•	Conor Medsystems provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to Conor Medsystems’ business challenges and opportunities as owners and not just as employees.

Executive Performance

Executive officers are rewarded based upon corporate performance and an evaluation of individual job performance. Corporate performance is evaluated by reviewing the extent to which strategic and business goals are met, including such factors as the timely achievement of clinical and preclinical milestones. Individual job performance evaluations include a review of the degree to which teamwork and company values are fostered by the individual executive officer.

Components of Executive Compensation

Generally, in the last quarter of a fiscal year, the executive officers of Conor Medsystems meet to determine the corporate objectives as well as each of their individual goals and objectives for the next year. The Committee then reviews and approves the list of corporate objectives as well as the individual goals and objectives for each

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Conor Medsystems under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

of the executive officers. During the first quarter of a fiscal year, the Committee evaluates the extent to which Conor Medsystems’ corporate objectives for the previous year were met and the extent to which each executive officer met his or her individual goals and objectives for the previous year. The Committee combines the results of this evaluation with comparison compensation data referred to above to determine the appropriate compensation levels. The comparison compensation data is prepared by a nationally recognized compensation consultant and includes salary and annual and long-term incentive award data, as well as equity ownership data. Compensation for executive officers for 2005 primarily consisted of three principal components: base salary, an annual cash bonus in accordance with Conor Medsystems’ 2005 Bonus Plan and equity incentives.

Base Salary. In determining each executive officer’s base salary, the Committee takes into account competitive salary practices, individual and corporate performance, the executive officer’s future potential, scope of responsibilities and experience and the historical compensation levels of the executive officer. The Committee does not assign any specific weighting to these various factors when determining base salary.

Bonus. In 2005, the Compensation Committee established the 2005 Bonus Plan to reward Conor Medsystems’ employees, including executive officers, for assisting Conor Medsystems in achieving its business objectives. Under the 2005 Bonus Plan, cash bonuses for services rendered during 2005 were based on the achievement of the corporate and individual objectives set in the last quarter of the previous fiscal year. Target bonuses payable to Conor Medsystems’ executive officers under the 2005 Bonus Plan ranged from 0% to 65% of each executive officer’s base salary. The corporate objectives approved by the Compensation Committee for 2005 included preclinical, clinical, regulatory and commercialization milestones. Individual performance objectives varied depending on Conor Medsystems’ goals and the positions and responsibilities held by the executive officers. In 2005, all executive officers received an annual bonus below their target bonus because the Committee determined that Conor Medsystems did not meet certain commercial milestones within the timeframes set forth in the corporate objectives.

Equity Incentives. Conor Medsystems’ stock option program is designed to align the long-term interests between Conor Medsystems’ employees, including executive officers, and its stockholders and to assist in the retention and motivation of employees and executive officers. Through option grants, executives receive significant equity incentives to build long-term stockholder value. All stock options granted to executive officers in 2005 were granted at the fair market value on the date of grant. Executives receive value from these grants only if Conor Medsystems’ common stock appreciates in value over the long term. The size of the option grant is generally intended to reflect the executive officer’s position with Conor Medsystems and his or her contributions to Conor Medsystems, including his or her success in achieving the performance criteria described above. An executive officer’s equity ownership position in Conor Medsystems is also considered in determining the size of the option grant. The Compensation Committee believes that the award of stock options by Conor Medsystems will, among other things, create incentives for executive officers of Conor Medsystems to contribute to the success of the entire organization through the ownership of equity. Conor Medsystems’ option program utilizes vesting periods (generally four years) to encourage employees to continue in its employ. During 2005, options granted to Conor Medsystems’ executive officers vest in equal monthly installments from the date of grant over a four-year period.

Conor Medsystems established the 2004 Employee Stock Purchase Plan (the “Purchase Plan”) both to encourage employees to continue in its employ and to motivate employees through ownership interest. Under the Purchase Plan, employees, including executive officers, may have up to 15% of their earnings withheld for purchases of Conor Medsystems’ common stock on certain dates specified by the Board or in the Purchase Plan. The price of common stock purchased will be equal to 85% of the lower of the fair market value of the common stock on the relevant purchase date or commencement date of the relevant offering period. No employee is eligible to purchase shares of common stock pursuant to the Purchase Plan if such employee beneficially owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Conor Medsystems. Dr. Litvack and Mr. Shanley are not eligible to participate in the Purchase Plan because they each beneficially own stock possessing 5% or more of the total combined voting power of stock of Conor Medsystems.

Benefits. Benefits offered to Conor Medsystems’ executive officers serve a different purpose than do the other elements of total compensation. In general, they provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to executive officers are the same as those that are offered to the general employee population, except that both Dr. Litvack and Dr. Parhizgar receive additional compensation related to rental payments and commuting expenses that are not offered to the general employee population. This additional compensation is set forth in the “Summary Compensation Table” under the heading of “Executive Compensation” in this Proxy Statement. The Committee believes that the compensation paid or payable pursuant to life insurance benefits and the benefit plans available to employees generally is competitive with the benefit packages offered by comparable employers.

Chief Executive Officer Compensation

Dr. Litvack is eligible to receive the same categories of compensation available to other executive officers of Conor Medsystems. Dr. Litvack is not, however, eligible to participate in the Purchase Plan because he beneficially owns stock possessing 5% or more of the total combined voting power of stock of Conor Medsystems. In determining the compensation for Dr. Litvack for 2005, the Committee generally used the approach described above in setting Dr. Litvack’s base salary, bonus and equity incentives. In addition, the Committee considered Dr. Litvack’s role in Conor Medsystems’ successful preclinical study of a novel new compound, the initiation of enrollment in Conor Medsystems’ U.S. pivotal clinical trial, the submission of an application for CE Mark for Conor Medsystems’ CoStar™ stent, and the commercialization of the CoStar stent in certain countries outside of the United States, Japan and the European Union. The Committee also considered Dr. Litvack’s historical compensation levels and overall leadership and management of Conor Medsystems. In addition, the Committee analyzed data prepared by a nationally recognized compensation consultant that surveyed compensation paid to other CEOs in a comparator group of healthcare companies of a market capitalization, size and complexity similar to Conor Medsystems. The survey included salary and annual and long-term incentive award data, as well as equity ownership data.

For 2004 and most of 2005, Dr. Litvack’s annual base salary was $48,000, which was established pursuant to a letter agreement executed in March 2004 between Dr. Litvack and Conor Medsystems. This below-market salary was based on Dr. Litvack’s then willingness to receive a smaller portion of his compensation in cash than is typical for CEOs of similar companies and Conor Medsystems’ desire to preserve cash, particularly since Conor Medsystems was a privately-held company with limited access to capital when this agreement was executed. Pursuant to this letter agreement, Dr. Litvack was granted, in lieu of additional salary for 2004 and for 2005, options to purchase an aggregate of 141,120 shares at an exercise price of $0.48 per share. With respect to the first 70,560 of these shares, 5,880 vested on a monthly basis over a twelve month period commencing on January 1, 2004, and with respect to the second 70,560 of these shares, 5,880 vested on a monthly basis over a twelve month period commencing on January 1, 2005. As a result, Dr. Litvack was fully vested in these options as of January 1, 2006. Because Dr. Litvack was receiving a below-market salary and Conor Medsystems is now a public company with greater resources, in 2005, the Committee determined and approved the terms of a new employment agreement with Dr. Litvack, which, among other things, resulted in an increase of Dr. Litvack’s base salary from $48,000 to $350,000, effective as of September 2005. Pursuant to this new employment agreement, Dr. Litvack was awarded a stock option to purchase 275,000 shares of Conor Medsystems’ common stock at an exercise price of $21.41 per share. Dr. Litvack was also awarded a cash bonus of $190,000 for services rendered in 2005 under the 2005 Bonus Plan. The cash bonus awarded to Dr. Litvack was below his target bonus because the Committee determined that Conor Medsystems did not meet certain commercial milestones within the timeframes set forth in the corporate objectives. In connection with Dr. Litvack’s new employment agreement, the Committee also approved a severance agreement with Dr. Litvack, which provides for certain cash severance and stock option vesting acceleration benefits, the material terms of which are as described under the heading “Executive Compensation—Employment Contracts, Termination of Employment and Change of Control Arrangements” in this Proxy Statement.

The Committee also reviewed perquisites and other compensation paid to Dr. Litvack for 2005, which included the reimbursement of $11,397 in commuting expenses, and found these amounts to be reasonable.

Federal Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits Conor Medsystems to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

Section 162(m) and applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts adopted prior to the time a company becomes publicly held. Therefore, the Committee has not yet established a policy for determining which forms of incentive compensation awarded to Conor Medsystems’ executive officers shall be designed to qualify as “performance-based compensation.” The Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with Code section 162(m) in the future to the extent consistent with Conor Medsystems’ best interests.

Conclusion

Through the compensation arrangements described above, a significant portion of Conor Medsystems’ compensation program and Dr. Litvack’s compensation are contingent on Conor Medsystems’ performance, and the realization of benefits is closely linked to increases in long-term stockholder value. Conor Medsystems remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of its business may result in highly variable compensation for a particular time period.

COMPENSATION COMMITTEE

David M. Clapper, Chair

John H. Friedman

Carl Simpson

PERFORMANCE MEASUREMENT COMPARISON(1)

The following graph shows the total stockholder return of an investment of $100 in cash on December 14, 2004, the date Conor Medsystems’ common stock first started trading on the Nasdaq National Market, for: (i) Conor Medsystems’ common stock; (ii) the Nasdaq Stock Market Index (U.S.); and (iii) the S&P Health Care Equipment Index. Pursuant to applicable SEC rules, all values are to assume reinvestment of the full amount of all dividends; however, no dividends have been declared on Conor Medsystems’ common stock to date. The stockholder return shown on the graph below is not necessarily indicative of future performance, and Conor Medsystems does not make or endorse any predictions as to future stockholder returns.

Comparison of Cumulative Total Return on Investment

	14-Dec-04	31-Mar-05	30-Jun-05	30-Sep-05	30-Dec-05
Conor Medsystems	100.0	122.9	115.8	177.2	145.9
Nasdaq Stock Market Index (U.S.)	100.0	92.5	95.7	100.2	102.9
S&P Health Care Equipment Index	100.0	95.6	96.7	98.0	100.0

(1)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Conor Medsystems under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Conor Medsystems’ amended and restated certificate of incorporation contains provisions limiting the liability of directors. Conor Medsystems’ amended and restated certificate of incorporation provides that a director will not be personally liable to Conor Medsystems or to its stockholders for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Conor Medsystems’ bylaws provide that Conor Medsystems must indemnify its directors and officers and may indemnify its other employees and agents to the fullest extent permitted by Delaware law. Conor Medsystems’ bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity.

Conor Medsystems has entered and expects to continue to enter into agreements to indemnify Conor Medsystems’ directors, officers and other employees and agents as determined by Conor Medsystems’ Board of Directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Conor Medsystems believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Conor Medsystems also maintains directors’ and officers’ liability insurance.

In addition, Conor Medsystems entered into an agreement with John Shanley, an executive officer and a member of the Board of Directors, which provides for indemnification by Conor Medsystems of Mr. Shanley against certain losses, claims, damages or liabilities to which Mr. Shanley may become subject as the selling stockholder in Conor Medsystems’ initial public offering.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Conor Medsystems stockholders will be “householding” Conor Medsystems’ proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or Conor Medsystems that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, Conor Medsystems, Inc., 1003 Hamilton Court, Menlo Park, California 94025 or (3) contact Conor Medsystems’ Investor Relations department at (650) 614-4100. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, Conor Medsystems will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Frank Litvack, M.D.

Frank Litvack, M.D.
Chief Executive Officer

April 28, 2006

A copy of Conor Medsystems’ Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2005, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Investor Relations, Conor Medsystems, Inc., 1003 Hamilton Court, Menlo Park, California 94025.

CONOR MEDSYSTEMS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 21, 2006

The undersigned hereby appoints Frank Litvack, M.D. and Michael Boennighausen, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Conor Medsystems, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Conor Medsystems, Inc. to be held on Wednesday, June 21, 2006 at 10:00 a.m. (local time) at the offices of Conor Medsystems, Inc. located at 1003 Hamilton Court, Menlo Park, California 94025, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED,THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED,THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE “FOR” PROPOSAL 2.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

1. To elect two directors to hold office until the 2009 Annual Meeting of Stockholders.

Nominees: (01) John F. Shanley (02) Steven B. Gerber, M.D.

FOR all nominees listed above (except as marked to the contrary below).

WITHHOLD authority to vote for all nominees listed above.

2. To ratify the selection of Ernst & Young LLP as Conor Medsystems’ independent registered public accounting firm for the fiscal year ending December 31, 2006.

FOR

AGAINST

ABSTAIN

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

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OTHER MATTERS: The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in this Proxy to vote on such matters, in accordance with their best judgment.

Signature Signature Date

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If signer is a partnership, please sign in partnership name by authorized person.

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OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.